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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement (Form S-8 No. 333- _________________) pertaining to the registration of 1,000,000 shares of common stock of Movie Gallery, Inc. for issuance upon exercise of stock options granted and to be granted under its 1994 Stock Plan, and to the incorporation by reference therein of our report dated February 21, 1996, with respect to the consolidated financial statements of Movie Gallery, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP

Birmingham, Alabama
May 23, 1996